                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

            The following table shows our ratio of earnings to fixed
                       charges for the periods indicated:

                                                            SIX MONTHS             NINE MONTHS
                                                               ENDED                  ENDED
                                                         DECEMBER 31, 2000      SEPTEMBER 30, 2001
                                                         -----------------      ------------------
   Fixed Charges:
      Interest Expense................................       $        0              $        0
      Capitalized Expenses Related to
          Indebtedness................................                0                       0
          Total Adjusted Fixed Charges................                0                       0
   Earnings:
          Net Earnings Before Preferred Payments
             to Limited Partnership Minority
             Interests and Preferred Shareholders.....        1,269,591               3,084,022
      Fixed Charges...................................                0                       0
          Total Adjusted Earnings.....................        1,269,591               3,084,022
   Ratio of Earnings to Fixed Charges.................           N/M(1)                  N/M(1)

___________________________________
(1)      Not meaningful.  For the periods presented, we had no fixed expenses.